SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-06637

                                 IMH ASSETS CORP
              (Exact name of registrant as specified in its charter)

                 1401 Dove Street, Suite 200, Newport Beach, CA  92660
                                  (343) 475-3600
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           IMPAC CMB TRUST 2002-1, COLLATERALIZED ASSET-BACKED BONDS
                                CLASS A AND CLASS B

               (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  2

                            SEE ATTACHED CERTIFICATION


     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 28, 2003     By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 formerly known as Bankers Trust Company
                                 of California, N.a., as Indenture Trustee

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                             ACCOUNT HOLDER CERTIFICATION


           IMPAC CMB TRUST 2002-1, COLLATERALIZED ASSET-BACKED BONDS


                        Commission File Number:  333-06637

          I hereby certify that the following information is correct:

                                         CERTIFICATE HOLDERS
              NAME OF SECURITY           AS OF DECEMBER 31, 2002.

              CLASS A                     1

              CLASS B                     1


              TOTAL                       2


     Date:  January 28, 2003

                                  Deutsche Bank National Trust Company
                                  formerly known as Bankers Trust Company
                                  of California, N.A., not in its
                                  individual capacity, but solely
                                  as a duly authorized agent of the
                                  Registrant pursuant to the Indenture
                                  dated as of February 27, 2002.


                                 By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 formerly known as Bankers Trust Company
                                 of California, N.A., as Indenture Trustee